SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2011

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           On October 4, 2011, Systemax Inc. (the “Company”) reported that David Sprosty was appointed as Chief Executive of the Company’s North America Technology Products Group, effective October 4, 2011. Mr. Sprosty has over 20 years of experience in the areas of emerging technology, consumer electronics, retail operations and wireless telecommunications. From 2009 to 2011, Mr. Sprosty served as the Managing Partner of the ROIG Group, a management consulting agency specializing in consumer electronics retail, product development services and mobility for early stage companies and Fortune 100 companies. From 1998 to 2009, Mr. Sprosty held various significant executive positions at Best Buy Co., Inc. (“Best Buy”), including Senior Vice President of Emerging Devices Best Buy Connect (2008 to 2009), Chief Executive Officer of Best Buy Mobile Joint Venture (2006 to 2008), Senior Vice President and Chief Operating Officer of Customer Centricity and Senior Vice President of Computing/Peripheral/Digital Business Group Lead (2005). Prior to working at Best Buy, Mr. Sprosty held two leading positions with Pacific Mobile and Wireless (dba Mobil Works), a leading retailer and reseller of wireless and mobile electronics. From 1990 to 1996 he was the Vice President, Sales and Stores and from 1996 to 1998 he was the Chief Executive Officer.

          In connection with his employment, on October 3, 2011, the Company entered into an employment agreement with Mr. Sprosty. Under that agreement, his base salary will be $700,000 and he shall be eligible for (i) a target bonus of $700,000 during each year of employment assuming Mr. Sprosty meets certain performance objectives established for him by the Company (including performance objectives based on the North America Technology Products Group’s performance as well as certain Company financial performance objectives under the Company’s Named Executive Officer Cash Bonus Plan); and (ii) a special one-time cash bonus of $2,000,000 upon the North America Technology Products Group’s achievement of 4% target operating margin, as determined pursuant to the agreement, for two consecutive full fiscal years, with the first year being no later than December 31, 2014. He will also be entitled to receive four weeks vacation, a one-time cash relocation bonus of $300,000 payable upon his relocation to Miami, Florida, plus up to $250,000 of additional reimbursements for the relocation to Miami. Mr Sprosty has also been granted an option to purchase 100,000 shares of common stock pursuant to the Company’s Long Term Stock Incentive Plan (vesting over a period of four years with 25% of the options vesting on the first, second, third and fourth anniversary dates of the grant date), and a grant of 100,000 restricted shares of the Company’s common stock in accordance with the Company’s 2010 Long Term Incentive Plan (vesting over ten years with 10% of the restricted shares vesting on each of the first ten anniversaries of the grant date).

The agreement is terminable upon death or Total Disability (as defined), by the Company for “Cause” (as defined) or without Cause, or by Mr. Sprosty voluntarily for any reason or for “Good Reason” (as defined). In the event of termination for any reason, the Company must pay Mr. Sprosty all accrued but unpaid base salary to the date of termination, any accrued but unused vacation time (up to four weeks) and, in the event of termination for Total Disability or death, the pro rata portion of any bonus which would otherwise be paid (or the average annual bonus paid for the two prior years of employment if Mr. Sprosty has been employed two or more years). If Mr. Sprosty resigns for Good Reason or if the Company terminates him without Cause, he shall also receive severance payments (contingent upon and as express consideration for compliance with his non-compete, non-solicitation and other confidentiality obligations) equal to (a) twelve (12) months’ base salary; (b) the average annual bonus earned by him based on his average annual bonus for the prior two years (unless he was employed for less than two years in which case he will receive an amount equal to the annual target amount of the annual bonus); and (c) a reimbursement of costs for COBRA insurance coverage. In addition, if employment is terminated by the Company (or its successor) without Cause, or by the employee for Good Reason, within six months following a Change in Control (as defined), all of Mr. Sprosty’s outstanding unvested restricted stock shall immediately vest, and all of his outstanding unvested stock options shall immediately vest and remain exercisable but in no event for less than ninety (90) days after such termination.

The agreement includes customary nondisclosure and intellectual property rights provisions, and noncompete/nonsolicit provisions effective for one year following termination. The agreement also includes a clawback provision providing that Mr. Sprosty’s compensation is subject to forfeiture and repayment to the Company in accordance with the Company’s “clawback policy,” as set forth from time to time in the Company’s Annual Proxy Statement.

          A press release regarding Mr. Sprosty’s appointment was issued by the Company on October 4, 2011, a copy of which is filed as an exhibit.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC. By: /s/ Curt Rush Name: Curt Rush Title: Secretary

Dated: October 4, 2011
Exhibit Index
99.1	Press Release of Systemax Inc., dated October 4, 2011, regarding the appointment of David Sprosty as Chief Executive of the North America Technology Products Group.